SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS
Strength in industrial and heavy vehicle & off road markets continue to drive revenue growth

Hengelo, the Netherlands – October 24, 2017 - Sensata Technologies (NYSE: ST) today announced financial results for its third quarter and nine months ended September 30, 2017.
Revenue in the third quarter of 2017 was $819.1 million, an increase of $29.3 million, or 3.7%, from revenue of $789.8 million in the third quarter of 2016. Excluding a 0.1% positive effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 3.6% in the third quarter of 2017.
Net income in the third quarter of 2017 grew 26.2%, totaling $88.0 million, which was 10.7% of revenue or $0.51 per diluted share, compared to net income of $69.8 million in the third quarter of 2016, which was 8.8% of revenue or $0.41 per diluted share. Adjusted net income in the third quarter of 2017 grew 9.9%, totaling $138.8 million, which was 16.9% of revenue, or $0.81 per diluted share, compared to adjusted net income of $126.3 million in the third quarter of 2016, which was 16.0% of revenue, or $0.74 per diluted share. Changes in foreign exchange rates increased Sensata's adjusted earnings per share by $0.01 in the third quarter of 2017 compared to the prior year period.
“We delivered a strong combination of organic revenue growth and adjusted EBIT margin expansion in the third quarter of 2017,” said Martha Sullivan, President and Chief Executive Officer. “Our heavy vehicle & off road business generated organic revenue growth of approximately 20% and we continued to see strong demand from our industrial customers. M&A cost synergies helped to drive our margin expansion, which reflects the value we are creating from previous acquisitions. During the quarter, we also announced our intention to re-domicile from the Netherlands to the U.K. As we continue to strengthen our balance sheet, our move to the U.K. will provide more flexibility to effectively deploy capital that creates shareholder value.”
Revenue in the nine months ended September 30, 2017 was $2,466.2 million, an increase of $52.3 million, or 2.2%, from revenue of $2,413.9 million in the nine months ended September 30, 2016. Excluding a 1.4% negative effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 3.6% in the nine months ended September 30, 2017.
Net income in the nine months ended September 30, 2017 grew 22.1% totaling $239.2 million, which was 9.7% of revenue or $1.39 per diluted share, compared to net income of $195.9 million in the nine months ended September 30, 2016, which was 8.1% of revenue, or $1.14 per diluted share. Adjusted net income in the nine months ended September 30, 2017 grew 9.7% totaling $399.3 million, which was 16.2% of revenue or $2.32 per diluted share compared to adjusted net income of $363.9 million in the nine months ended September 30, 2016, which was 15.1% of revenue or $2.12 per diluted share. Changes in foreign exchange rates reduced Sensata's adjusted earnings per share by ($0.04) in the nine months ended September 30, 2017 compared to the prior year period.
Sensata’s ending cash balance at September 30, 2017 was $613.0 million, an improvement from $351.4 million as of December 31, 2016, demonstrating Sensata’s cash generation capabilities. During the nine months ended September 30, 2017, the Company generated operating cash flow of $372.3 million and free cash flow of $268.7 million. The Company’s net debt at September 30, 2017 was $2.701 billion, a reduction of $272.8 million from December 31, 2016.
Segment Performance

	Three months ended		Nine months ended
$ in 000s	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Performance Sensing revenue	$603,932	$584,650	$1,825,904	$1,797,395
Performance Sensing profit	162,655	155,228	483,491	453,540
% of Performance Sensing revenue	26.9%	26.6%	26.5%	25.2%

Sensing Solutions revenue	$215,122	$205,148	$640,295	$616,497
Sensing Solutions profit	72,372	67,314	209,911	198,737
% of Sensing Solutions revenue	33.6%	32.8%	32.8%	32.2%
Performance Sensing’s profit as a percentage of revenue totaled 26.9% in the third quarter of 2017. Excluding the impact of changes in foreign exchange rates, Performance Sensing’s profit as a percentage of revenue was 27.1% in the third quarter of 2017, representing an increase of 50 basis points from the third quarter of 2016. Sensing Solutions’ profit as a percentage of revenue totaled 33.6% in the third quarter of 2017. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ profit as a percentage of revenue was 33.9% in the third quarter of 2017, an increase of 110 basis points compared to the third quarter of 2016.
Guidance
For the fourth quarter ending December 31, 2017, Sensata anticipates revenue to total between $808 million and $832 million, compared to $788.4 million in the fourth quarter of 2016, representing organic revenue growth of 2 to 3 percent. Additionally, the Company expects adjusted net income to be between $142 and $149 million and adjusted earnings per share to be between $0.82 and $0.86 in the fourth quarter of 2017, representing organic growth of 7 to 12 percent.
For the full year 2017, Sensata is raising guidance for organic revenue growth and narrowing the range of its guidance for adjusted EBIT, adjusted net income and adjusted EPS. The Company expects revenues of $3.274 to $3.298 billion, which assumes organic revenue growth of approximately 3 to 4 percent, up from its previous guidance of 2 to 3 percent. For the full year 2017, Sensata expects adjusted EBIT to be between $744 and $751 million. Additionally, the Company expects adjusted net income to be between $541 million and $548 million and adjusted earnings per share to be between $3.14 and $3.18 for full year 2017, which assumes organic earnings growth of 10 to 11 percent.
Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its third quarter 2017 financial results and its outlook for the remainder of the year. The dial-in numbers for the call are 1-877-317-6789 or +1-412-317-6789 and callers can reference the Sensata Q3 2017 Earnings Call. A live webcast and a replay of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 1st, 2017. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10108464.

About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in twelve countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates our business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such reported changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant, and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or accelerate the repayment of debt obligations.

Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue, determined in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on a constant currency basis is defined as segment profit, excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements also relate to our future prospects, developments, and business strategies and include, among other things, our anticipated results for the fourth quarter and full year 2017. Forward-looking statements contained herein, or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us, and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict, and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require us to lower prices or could result in reduced demand for our products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with our non-U.S. operations and international business; litigation and disputes involving us, including the extent of intellectual property, product liability, warranty, and recall claims asserted against us; risks associated with our historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with our indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s, except per share amounts)
	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net revenue	$819,054	$789,798	$2,466,199	$2,413,892
Operating costs and expenses:
Cost of revenue	527,432	508,944	1,601,190	1,574,763
Research and development	34,002	31,601	97,032	95,240
Selling, general and administrative	75,972	75,046	227,256	224,637
Amortization of intangible assets	40,317	50,562	121,578	151,572
Restructuring and special charges	1,329	837	18,768	3,167
Total operating costs and expenses	679,052	666,990	2,065,824	2,049,379
Profit from operations	140,002	122,808	400,375	364,513
Interest expense, net	(40,263)	(41,176)	(120,578)	(125,201)
Other, net	3,112	(726)	7,190	4,892
Income before taxes	102,851	80,906	286,987	244,204
Provision for income taxes	14,816	11,121	47,759	48,297
Net income	$88,035	$69,785	$239,228	$195,907

Net income per share:
Basic	$0.51	$0.41	$1.40	$1.15
Diluted	$0.51	$0.41	$1.39	$1.14

Weighted-average ordinary shares outstanding:
Basic	171,269	170,840	171,116	170,656
Diluted	172,245	171,478	172,023	171,359

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$88,035	$69,785	$239,228	$195,907
Other comprehensive loss, net of tax:
Deferred loss on derivative instruments, net of reclassifications	(6,784)	(8,485)	(17,820)	(25,010)
Defined benefit and retiree healthcare plans	274	24	1,489	291
Other comprehensive loss	(6,510)	(8,461)	(16,331)	(24,719)
Comprehensive income	$81,525	$61,324	$222,897	$171,188

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$612,972	$351,428
Accounts receivable, net of allowances	569,881	500,211
Inventories	447,486	389,844
Prepaid expenses and other current assets	100,935	100,002
Total current assets	1,731,274	1,341,485
Property, plant and equipment, net	735,924	724,046
Goodwill	3,005,464	3,005,464
Other intangible assets, net	958,972	1,075,431
Deferred income tax assets	26,678	20,695
Other assets	79,625	73,855
Total assets	$6,537,937	$6,240,976

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$13,176	$14,643
Accounts payable	324,119	299,198
Income taxes payable	27,031	23,889
Accrued expenses and other current liabilities	263,611	245,566
Total current liabilities	627,937	583,296
Deferred income tax liabilities	404,575	392,628
Pension and other post-retirement benefit obligations	36,192	34,878
Capital lease and other financing obligations, less current portion	29,990	32,369
Long-term debt, net	3,224,684	3,226,582
Other long-term liabilities	32,034	29,216
Total liabilities	4,355,412	4,298,969
Total shareholders’ equity	2,182,525	1,942,007
Total liabilities and shareholders’ equity	$6,537,937	$6,240,976

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the nine months ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net income	$239,228	$195,907
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	82,014	77,649
Amortization of deferred financing costs and original issue discounts	5,528	5,501
Gain on sale of assets	(1,180)	—
Share-based compensation	15,106	13,279
Amortization of inventory step-up to fair value	—	2,319
Amortization of intangible assets	121,578	151,572
Deferred income taxes	11,836	15,706
Unrealized loss on hedges and other non-cash items	5,844	660
Changes in operating assets and liabilities, net of effects of acquisitions	(107,675)	(66,242)
Net cash provided by operating activities	372,279	396,351

Cash flows from investing activities:
Acquisition of CST, net of cash received	—	4,688
Additions to property, plant and equipment and capitalized software	(103,536)	(94,584)
Investment in equity securities	—	(50,000)
Proceeds from the sale of assets	8,862	751
Other	(3,000)	—
Net cash used in investing activities	(97,674)	(139,145)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	5,332	3,306
Payments on debt	(14,459)	(297,698)
Payments to repurchase ordinary shares	(2,817)	(4,672)
Payments of debt issuance costs	(137)	(518)
Other	(980)	—
Net cash used in financing activities	(13,061)	(299,582)
Net change in cash and cash equivalents	261,544	(42,376)
Cash and cash equivalents, beginning of period	351,428	342,263
Cash and cash equivalents, end of period	$612,972	$299,887

Revenue by Business, Geography, and End Market (Unaudited)

(% of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Performance Sensing	73.7%	74.0%	74.0%	74.5%
Sensing Solutions	26.3%	26.0%	26.0%	25.5%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Americas	41.8%	43.7%	41.9%	43.2%
Europe	31.5%	31.1%	31.7%	32.6%
Asia/Rest of World	26.7%	25.2%	26.4%	24.2%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)[1]	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Europe automotive	24.2%	24.4%	24.2%	25.3%
North America automotive	18.0%	20.6%	18.9%	20.3%
Asia automotive	18.2%	17.5%	17.8%	16.8%
Rest of world automotive	0.3%	0.3%	0.3%	0.3%
Heavy vehicle and off-road	14.5%	12.8%	14.4%	13.3%
Appliance and heating, ventilation and air-conditioning	6.3%	6.1%	6.5%	5.8%
Industrial	9.6%	9.1%	9.6%	9.1%
Aerospace	4.7%	4.6%	4.6%	4.6%
All other	4.2%	4.6%	3.7%	4.5%
Total	100.0%	100.0%	100.0%	100.0%

1 Reclassification of certain acquired product lines has led to retrospective adjustments of certain prior period end-market percentages.

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three and nine months ended September 30, 2017 and 2016.

(In 000s, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income	$88,035	$69,785	$239,228	$195,907
Restructuring and special charges	3,107	4,197	18,299	10,997
Financing and other transaction costs	4,538	452	4,538	1,508
Deferred gain on other hedges	(2,503)	(2,930)	(5,241)	(24,497)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	41,380	52,531	124,746	158,288
Deferred income tax and other tax expense/(benefit)	2,374	451	12,187	16,150
Amortization of deferred financing costs	1,835	1,823	5,528	5,501
Total adjustments	$50,731	$56,524	$160,057	$167,947
Adjusted net income	$138,766	$126,309	$399,285	$363,854
Weighted average diluted shares outstanding	172,245	171,478	172,023	171,359
Adjusted EPS	$0.81	$0.74	$2.32	$2.12
Sensata's definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata's deferred provision for/(benefit from) income taxes includes: adjustments for book-to-tax basis differences, due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income taxes as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.0) million and $(0.0) million for the three months ended September 30, 2017 and 2016, respectively, and $(0.0) million and $(0.1) million for the nine months ended September 30, 2017 and 2016, respectively; and Restructuring and special charges: $(0.1) million and $(0.1) million for the three months ended September 30, 2017 and 2016, respectively, and $(0.3) million and $(0.4) million for the nine months ended September 30, 2017 and 2016, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three and nine months ended September 30, 2017 and 2016.

($ in 000s)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Cost of revenue	$5,127	$5,938	$15,764	$12,862
Selling, general and administrative	4,269	1,158	7,367	3,878
Amortization of intangible assets	38,896	49,016	117,409	147,214
Restructuring and special charges	733	268	7,043	1,972
Interest expense, net	1,835	1,823	5,528	5,501
Other, net	(2,503)	(2,130)	(5,241)	(19,630)
Provision for income taxes	2,374	451	12,187	16,150
Total adjustments	$50,731	$56,524	$160,057	$167,947
The following unaudited tables reconcile the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2017	2016		2017	2016
Net cash provided by operating activities	$138,430	$149,720	(7.5)%	$372,279	$396,351	(6.1)%
Additions to property, plant and equipment and capitalized software	(36,344)	(30,118)	(20.7)%	(103,536)	(94,584)	(9.5)%
Free cash flow	$102,086	$119,602	(14.6)%	$268,743	$301,767	(10.9)%

The following unaudited table reconciles Sensata’s diluted net income per share to organic adjusted EPS growth for the three and nine months ended September 30, 2017 and 2016. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Diluted net income per share	$0.51	$0.41	$1.39	$1.14
Non-GAAP adjustments:
Restructuring and special charges	0.02	0.02	0.11	0.06
Financing and other transaction costs	0.03	0.00	0.03	0.01
Deferred gain on other hedges	(0.01)	(0.02)	(0.03)	(0.14)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.24	0.31	0.73	0.92
Deferred income tax expense and other tax expense/(benefit)	0.01	0.00	0.07	0.09
Amortization of deferred financing costs	0.01	0.01	0.03	0.03
Adjusted EPS	$0.81	$0.74	$2.32	$2.12

Percentage change in adjusted EPS	9.5%		9.4%
Less: year-over-year impact due to:
Foreign exchange rate differences	1.4%		(1.9)%
Organic adjusted EPS growth	8.1%		11.3%
The following unaudited table reconciles Sensata’s total debt, capital lease and other financing obligations to net debt.

	Balance as of
($ in 000s)	September 30, 2017	December 31, 2016	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$13,176	$14,643	$(1,467)
Capital lease and other financing obligations, less current portion	29,990	32,369	(2,379)
Long-term debt, net	3,224,684	3,226,582	(1,898)
Total debt, capital lease and other financing obligations	3,267,850	3,273,594	(5,744)
Less: Discounts	(15,812)	(17,655)	1,843
Less: Deferred financing costs	(29,971)	(33,656)	3,685
Gross indebtedness	3,313,633	3,324,905	(11,272)
Less: Cash and cash equivalents	612,972	351,428	261,544
Net debt	$2,700,661	$2,973,477	$(272,816)

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three and nine months ended September 30, 2017 and 2016. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended September 30,		Three months ended September 30,
	2017	2016	2017	2016
Net income	$88,035	$69,785	10.7%	8.8%
Interest expense, net	40,263	41,176	4.9%	5.2%
Provision for income taxes	14,816	11,121	1.8%	1.4%
Earnings before interest and taxes (“EBIT”)	143,114	122,082	17.5%	15.5%
Non-GAAP adjustments:
Restructuring and special charges	3,107	4,197	0.4%	0.5%
Financing and other transaction costs	4,538	452	0.6%	0.1%
Deferred gain on other hedges	(2,503)	(2,930)	(0.3)%	(0.4)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	41,380	52,531	5.1%	6.7%
Adjusted EBIT	$189,636	$176,332	23.2%	22.3%

Year-over-year change	7.5%		90 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	0.4%		10 bps
Organic adjusted EBIT growth	7.1%		80 bps

	$ in thousands		% of net revenue
	Nine months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income	$239,228	$195,907	9.7%	8.1%
Interest expense, net	120,578	125,201	4.9%	5.2%
Provision for income taxes	47,759	48,297	1.9%	2.0%
EBIT	407,565	369,405	16.5%	15.3%
Non-GAAP adjustments:
Restructuring and special charges	18,299	10,997	0.7%	0.5%
Financing and other transaction costs	4,538	1,508	0.2%	0.1%
Deferred gain on other hedges	(5,241)	(24,497)	(0.2)%	(1.0)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	124,746	158,288	5.1%	6.6%
Adjusted EBIT	$549,907	$515,701	22.3%	21.4%

Year-over-year change	6.6%		90 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	(1.3)%		0 bps
Organic adjusted EBIT growth	7.9%		90 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the three months and full year ended December 31, 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended December 31, 2017		Full year ended December 31, 2017
	Low End	High End	Low End	High End

Projected diluted net income per share	$0.51	$0.53	$1.90	$1.92
Restructuring and special charges	—	0.01	0.11	0.12
Financing and other transaction costs	0.01	0.01	0.04	0.04
Deferred (gain)/loss on other hedges *	—	—	(0.03)	(0.03)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.24	0.24	0.96	0.96
Deferred income tax and other tax expense/(benefit)	0.05	0.06	0.12	0.13
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected adjusted EPS	$0.82	$0.86	$3.14	$3.18
Weighted average diluted shares outstanding (in 000s)	172,600	172,600	172,200	172,200
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2017 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

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Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Joshua.young@sensata.com	ataxiarchos@sensata.com